Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Results for 2nd Quarter 2013

LOS ANGELES, CA — (BUSINESS WIRE) — August 12, 2013 — Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported a net loss of $228 thousand for the second quarter ended June 30, 2013, compared to net income of $1.7 million for the comparable period in 2012, which reflected a pre-tax gain of $2.5 million on the sale of our former headquarters building.  After accumulated dividends and discount accretion on preferred stock, the loss available to common stockholders was $565 thousand, or $0.29 per diluted common share, compared to income available to common stockholders of $1.4 million, or $0.81 per diluted common share, for the second quarter of 2013.

For the six months ended June 30, 2013, the Company reported a net loss of $844 thousand compared to net income of $1.9 million for the same period in 2012, which reflected the gain from the sale of our former headquarters building.  Loss available to common stockholders for the six months ended June 30, 2013 was $1.5 million, or $0.78 per diluted common share, compared to earnings of $1.3 million, or $0.73 per diluted common share, for the same period in 2012.

Excluding the gain of $2.5 million from the sale of our former headquarters building, the decrease in net income for both the second quarter and first half of 2013 as compared to the same periods a year ago, primarily reflected lower net interest income before provision for loan losses, which decreased by $722 thousand for the second quarter of 2013 and $1.7 million for the first six months of 2013 as a result of decreases in the Bank’s loan portfolio.

Chief Executive Officer, Wayne Bradshaw stated, “During the first half of 2013, we continued to make significant improvements in our asset quality that are allowing us to begin refocusing on rebuilding our loan portfolio, as our capital permits, and generating growth in net interest income.  These latest improvements reflected three bulk loan sales that we completed in the first six months of 2013: two of which closed during the first quarter, and the third closed early in the second quarter.  In addition, we completed other sales of problem loans and REO during the second quarter to further reduce problem assets and position the Bank for growth.

As a result of these loan sales, we reduced our non-performing loans by over 58% from $44.7 million at the end of June 2012 to $18.6 million at June 30, 2013.  In addition, we reduced our delinquencies by $32.5 million, or 61.6%, over the last twelve months, and by $50.5 million, or 71.4%, since the peak level reached at the end of 2010.  Despite the short-term costs associated with our efforts to cleanse our portfolio, we were able to increase our Tangible Capital and Tier 1 Core Capital ratios to 9.48%, and our Total Risk Based Capital ratio to 16.27% as of June 30, 2013.

As part of our strategy to position the Company for profitable growth, we are also continuing to implement improvements in our operations and processes, and pursue the completion of our previously announced recapitalization.  I am confident that our strategy is working and will be successful in building the value of our franchise.”

Second Quarter Earnings Summary

Interest income decreased $1.1 million, or 22%, to $4.1 million for the second quarter of 2013 from $5.2 million for the second quarter of 2012.  The decrease primarily resulted from a reduction of $81.7 million in the average balance of loans receivable over the past twelve months, which contributed to a decrease of $1.3 million in interest income.  However, the average yield on our loans increased from 6.02% for the second quarter of 2012 to 6.17% for the second quarter of 2013 primarily because certain non-accrual loans were returned to accruing status during the second quarter of 2013 which resulted in interest recoveries of $159 thousand.  Additionally, the average yield on loans was improved by the sale of $15.5 million of non-performing loans.  The average yield on total interest-earning assets decreased from 5.25% for the second quarter of 2012 to 4.79% for the second quarter of 2013, as a higher percentage of our total interest-earning assets were invested in lower yielding federal funds sold.  Recently we have begun refocusing on loan originations and rebuilding our loan portfolio to improve the yield on interest-earning assets and grow total interest income.  We intend to finance loan growth in the near term by using excess federal funds sold.

Interest expense decreased $401 thousand, or 24%, to $1.3 million for the second quarter of 2013 from $1.7 million for the second quarter of 2012.  The annualized cost of our average interest-bearing liabilities decreased 24 basis points to 1.56% for the second quarter of 2013 from 1.80% for the same period a year ago, and resulted in a decrease of $231 thousand in interest expense.  During 2012, we implemented a strategy to improve our net interest margin by reducing higher costing deposits.  We were able to reduce the average cost of deposits from 1.25% for the second quarter of 2012 to 0.97% for the second quarter of 2013, which resulted in a decrease of $152 thousand in interest expense.  In addition, we have restructured $20.0 million of FHLB advances in the second and fourth quarters of 2012 and another $28.0 million at the end of June 2013.  The restructurings of FHLB advances have reduced the average cost of our FHLB advances by 35 basis points, from 3.03% for the second quarter of 2012, to 2.68% for the second quarter of 2013, and resulted in a decrease of $71 thousand in interest expense.  In addition, our average interest-bearing liabilities decreased by $45.4 million to $331.3 million during the second quarter of 2013, as compared to $376.7 million during the comparable period in 2012.  The decrease in average interest-bearing liabilities resulted in lower interest expense of $170 thousand.

Net interest income before provision for loan losses for the second quarter of 2013 was $2.8 million, which represented a decrease of $722 thousand, or 21%, from the second quarter of 2012.  The decrease in net interest income was primarily attributable to a net decrease of $56.3 million in average interest-earning assets described above.

We did not record a provision for loan losses during the second quarter of 2013 because we continued to shrink our loan portfolio and substantially reduced our problem loans.  Our total delinquent loans, which include non-accruing loans and all other loans that are past due at least 30 days, totaled $20.2 million as of June 30, 2013, as compared to $41.8 million as of December 31, 2012, $52.7 million as of June 30, 2012 and $70.7 million as of December 31, 2010.  The decrease of $21.6 million in delinquent loans during 2013 was primarily due to sales of $15.5 million of non-performing and classified loans.  Also, the reduction reflected $1.6 million of loans that were foreclosed and transferred to REO, $1.0 million of loans that were paid off and $3.5 million of loans that satisfied the conditions to be reclassified as current.  During the second quarter of 2012, we recorded a provision for loan losses of $102 thousand.

Non-interest income for the second quarter of 2013 decreased $2.5 million from $2.7 million for the second quarter of 2012 to $254 thousand for the second quarter of 2013.  The decrease of $2.5 million in non-interest income was due to a gain of $2.5 million from the sale of our headquarters building during the second quarter of 2012.  During the second quarter of 2012, non-interest income also benefited from a gain of $50 thousand from the sale of securities.  These decreases in non-interest income were partially offset by a gain of $81 thousand from the sale of loans during the second quarter of 2013.

Non-interest expense for the second quarter of 2013 decreased $394 thousand from $3.6 million for the second quarter of 2012 to $3.2 million for the second quarter of 2013.  The decrease of $394 thousand in non-interest expense was primarily due to a decrease of $190 thousand in the provision for losses on loans held for sale, a decrease of $108 thousand in the provision for losses on REO and a decrease of $43 thousand in compensation and benefits expense.

Balance Sheet Summary

Total assets were $345.2 million at June 30, 2013, which represented a decrease of $28.5 million, or 8%, from December 31, 2012 and a decrease of $45.7 million, or 12%, from June 30, 2012.  During the first half of 2013, net loans decreased by $26.3 million, loans held for sale decreased by $10.0 million, securities decreased by $2.3 million and REO decreased by $2.0 million while cash and cash equivalents increased by $10.1 million and other assets increased by $2.1 million, primarily reflecting a $3.2 million receivable for loan payoff proceeds.

Our gross portfolio of loans receivable held for investment decreased by $27.7 million to $235.4 million at June 30, 2013 from $263.1 million at December 31, 2012, primarily due to loan repayments and the transfer of certain loans held for investment to loans held for sale as we continued to implement our strategy to sell non-performing and classified loans.  The decrease in our loan portfolio primarily consisted of a decrease of $8.4 million in our commercial real estate loan portfolio, a decrease of $6.0 million in our church loan portfolio, a decrease of $5.5 million in our five or more units (multi-family) residential real estate loan portfolio, a decrease of $5.7 million in our one-to-four family residential real estate loan portfolio, a decrease of $1.8 million in our commercial loan portfolio, and a decrease of $292 thousand in our construction loan portfolio.  Our gross loan portfolio was $313.2 million at June 30, 2012.

Loan originations for the six months ended June 30, 2013 totaled $8.4 million, compared to $11.3 million for the six months ended June 30, 2012.  Loan repayments for the six months ended June 30, 2013 totaled $26.5 million, compared to $34.7 million for the six months ended June 30, 2012.  Loan charge-offs during the first half of 2013 totaled $1.8 million, compared to charge-offs of $800 thousand during the first half of 2012.  Loans transferred to REO during the first half of 2013 totaled $1.6 million, compared to $2.7 million during the first half of 2012.  Loans transferred to loans held for sale during the first half of 2013 totaled $6.2 million, which represented multi-family and commercial real estate loans that we sold in a bulk sale consummated in the second quarter.  There were no loans transferred to loans held for sale during the first half of 2012.

Gross loans receivable held for sale decreased from $19.4 million at December 31, 2012 to $9.4 million at June 30, 2013.  The $10.0 million decrease during the first half of 2013 was primarily due to the sales of non-performing and classified loans totaling $15.5 million, repayments of $227 thousand and charge-offs of $470 thousand, offset in part by the transfer of $6.2 million of multi-family and commercial real estate loans mentioned above.

Deposits totaled $229.4 million at June 30, 2013, down $27.7 million, or 11%, from December 31, 2012.  During the first half of 2013, certificates of deposit (“CDs”) decreased by $28.5 million and represented 62% of total deposits at June 30, 2013, compared to 66% of total deposits at December 31, 2012.  Of the $28.5 million decrease in CDs during the first half of 2013, $21.5 million represented higher rate deposits from QwickRate, a deposit listing service, and $599 thousand were from brokered deposits.  Additionally, core deposits (NOW, demand, money market and passbook accounts) increased by $788 thousand during the first half of 2013 and represented 38% of total deposits at June 30, 2013, compared to 34% of total deposits at December 31, 2012.  Brokered deposits represented 1% of total deposits at June 30, 2013 and December 31, 2012.

Since year-end 2012, FHLB advances remained unchanged at $79.5 million and were equal to 23% and 21% of total assets at June 30, 2013 and December 31, 2012, respectively.  The weighted average cost of advances decreased 20 basis points from 2.67% at December 31, 2012 to 2.47% at June 30, 2013 as we

restructured $20.0 million of FHLB advances in the second and fourth quarters of 2012.  Also, we restructured $28.0 million of advances in late June 2013, which will create a benefit primarily in future periods.

Shareholders’ equity was $16.6 million, or 4.81% of the Company’s total assets, at June 30, 2013.  The Bank’s Total Risk-Based Capital ratio was 16.27%, its Tier 1 Risk-Based Capital ratio was 14.98%, and its Core Capital and Tangible Capital ratios were 9.48% at June 30, 2013.

As previously announced, we are pursuing a recapitalization plan to increase capital and reduce the Company’s debt and senior equity securities.  Pursuant to the terms of the recapitalization that we have negotiated, the Company would exchange new common stock equivalents in substitution for approximately $22.7 million of currently outstanding senior debt, preferred stock and related accumulated dividends, eliminate an estimated $1.7 million of accrued but unpaid interest on all of the Company’s senior debt, and raise gross proceeds of $4.2 million from the sale of new common stock.  These transactions, which are still subject to regulatory approvals, would result in the issuance of approximately 18.2 million shares of common stock and common stock equivalents, representing approximately 90.5% of the Company’s pro forma outstanding equity securities.

Asset Quality

Non-performing assets (“NPAs”) include non-accrual loans and REO, and totaled $24.8 million, or 7.19% of total assets, at June 30, 2013, compared to $48.3 million, or 12.35% of total assets, at June 30, 2012 and $45.3 million, or 12.11% of total assets, at December 31, 2012.

Non-accrual loans were $18.6 million at June 30, 2013, as compared to $37.1 million at December 31, 2012 and $44.7 million at June 30, 2012.  These loans consist of delinquent loans that are 90 days or more past due and troubled debt restructurings that do not qualify for accrual status.  Our non-accrual loans at June 30, 2013 included 22 church loans totaling $14.1 million, five multi-family residential real estate loans totaling $2.2 million, nine one-to-four family residential real estate loans totaling $1.4 million, two commercial real estate loans totaling $752 thousand, a commercial loan for $97 thousand, and a consumer loan for $69 thousand.

REO decreased by $2.0 million to $6.2 million at June 30, 2013, from $8.2 million at December 31, 2012.  At June 30, 2013, the Bank’s REO consisted of ten commercial real estate properties, five of which are church buildings.  During the first half of 2013, three church loans totaling $1.6 million were foreclosed and transferred to REO and six REO properties were sold for net proceeds of $3.3 million and a net gain of $97 thousand.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low to moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances.

SOURCE:  Broadway Financial Corporation

Contact: Wayne-Kent A. Bradshaw, Chief Executive Officer, (323) 556-3248: or

Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or

investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Financial Condition

	June 30, 2013
	(Unaudited)	December 31, 2012
	(In thousands, except share and per share amounts)
Assets
Cash	$15,188	$13,420
Federal funds sold	59,280	50,940
Cash and cash equivalents	74,468	64,360
Securities available-for-sale, at fair value	11,117	13,378
Loans receivable held for sale, at lower of cost or fair value	9,126	19,051
Loans receivable held for investment, net of allowance of $10,579 and $11,869	225,391	251,723
Accrued interest receivable	1,141	1,250
Federal Home Loan Bank (FHLB) stock	3,737	3,901
Office properties and equipment, net	2,692	2,617
Real estate owned	6,227	8,163
Bank owned life insurance	2,722	2,688
Investment in affordable housing limited partnership	1,418	1,528
Other assets	7,160	5,034
Total assets	$345,199	$373,693

Liabilities and shareholders’ equity
Liabilities:
Deposits	$229,365	$257,071
FHLB advances	79,500	79,500
Junior subordinated debentures	6,000	6,000
Other borrowings	5,000	5,000
Accrued interest payable	2,308	1,941
Dividends payable	2,554	2,104
Advance payments by borrowers for taxes and insurance	552	711
Other liabilities	3,331	3,359
Total liabilities	328,610	355,686
Shareholders’ Equity:
Senior preferred cumulative and non-voting stock, $.01 par value, authorized, issued and outstanding 9,000 shares of Series D at June 30, 2013 and December 31, 2012; liquidation preference of $10,532 at June 30, 2013 and $10,262 at December 31, 2012	8,963	8,963
Senior preferred cumulative and non-voting stock, $.01 par value, authorized, issued and outstanding 6,000 shares of Series E at June 30, 2013 and December 31, 2012; liquidation preference of $7,022 at June 30, 2013 and $6,842 at December 31, 2012	5,974	5,974
Preferred non-cumulative and non-voting stock, $.01 par value, authorized 985,000 shares; issued and outstanding 55,199 shares of Series A, 100,000 shares of Series B and 76,950 shares of Series C at June 30, 2013 and December 31, 2012; liquidation preference of $552 for Series A, $1,000 for Series B and $1,000 for Series C at June 30, 2013 and December 31, 2012	2,457	2,457
Preferred stock discount	(396)	(598)
Common stock, $.01 par value, authorized 8,000,000 shares at June 30, 2013 and December 31, 2012; issued 2,013,942 shares at June 30, 2013 and December 31, 2012; outstanding 1,917,422 shares at June 30, 2013 and December 31, 2012	20	20
Additional paid-in capital	10,117	10,095
Accumulated deficit	(9,484)	(7,988)
Accumulated other comprehensive income, net of taxes of $400 at June 30, 2013 and December 31, 2012	172	318
Treasury stock-at cost, 96,520 shares at June 30, 2013 and December 31, 2012	(1,234)	(1,234)
Total shareholders’ equity	16,589	18,007
Total liabilities and shareholders’ equity	$345,199	$373,693

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2013	2012	2013	2012
	(In thousands, except share and per share)
Interest income:
Interest and fees on loans receivable	$3,896	$5,030	$7,783	$10,360
Interest on mortgage backed and other securities	80	135	169	283
Other interest income	86	20	134	36
Total interest income	4,062	5,185	8,086	10,679

Interest expense:
Interest on deposits	582	880	1,206	1,855
Interest on borrowings	712	815	1,424	1,648
Total interest expense	1,294	1,695	2,630	3,503

Net interest income before provision for loan losses	2,768	3,490	5,456	7,176
Provision for loan losses	—	102	—	1,061
Net interest income after provision for loan losses	2,768	3,388	5,456	6,115

Non-interest income:
Service charges	129	147	271	292
Loan servicing fees, net	4	4	10	(162)
Net gains on sales of loans	81	—	97	—
Net gains (losses) on sales of REO	(10)	(17)	(2)	395
Gain on sale of office properties and equipment	—	2,523	—	2,523
Gain on sale of securities	—	50	—	50
Other	50	17	99	49
Total non-interest income	254	2,724	475	3,147

Non-interest expense:
Compensation and benefits	1,495	1,538	2,949	3,127
Occupancy expense, net	323	297	663	584
Information services	206	239	423	452
Professional services	151	176	333	284
Provision for (recapture of) losses on loans held for sale	(2)	188	468	186
Provision for losses on REO	223	331	223	312
FDIC insurance	190	216	392	433
Office services and supplies	116	108	221	217
Other	547	550	1,097	969
Total non-interest expense	3,249	3,643	6,769	6,564

Income (loss) before income taxes	(227)	2,469	(838)	2,698
Income tax expense	1	772	6	847
Net income (loss)	$(228)	$1,697	$(844)	$1,851

Other comprehensive income (loss), net of tax:
Unrealized loss on securities available for sale	$(128)	$(86)	$(146)	$(79)
Reclassification of realized net gains included in net income	—	(50)	—	(50)
Income tax effect	—	—	—	—
Other comprehensive income (loss), net of tax	(128)	(136)	(146)	(129)
Comprehensive income (loss)	$(356)	$1,561	$(990)	$1,722

Net income (loss)	$(228)	$1,697	$(844)	$1,851
Dividends and discount accretion on preferred stock	(337)	(285)	(652)	(571)
Income (loss) available to common shareholders	$(565)	$1,412	$(1,496)	$1,280

Earnings (loss) per common share-basic	$(0.29)	$0.81	$(0.78)	$0.73
Earnings (loss) per common share-diluted	$(0.29)	$0.81	$(0.78)	$0.73
Dividends declared per share-common stock	$—	$—	$—	$—
Basic weighted average shares outstanding	1,917,422	1,744,565	1,917,422	1,744,565
Diluted weighted average shares outstanding	1,917,422	1,744,565	1,917,422	1,744,565

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

(Unaudited)

	As of June 30,
	2013	2012

Regulatory Capital Ratios:
Core Capital Ratio	9.48%	8.57%
Tangible Capital Ratio	9.48%	8.57%
Tier 1 Risk-Based Capital Ratio	14.98%	12.02%
Total Risk-Based Capital Ratio	16.27%	13.34%

Asset Quality Ratios and Data:
Non-performing loans as a percentage of total gross loans, excluding loans held for sale	7.09%	12.63%

Non-performing assets as a percentage of total assets	7.19%	12.35%

Allowance for loan losses as a percentage of total gross loans, excluding loans held for sale	4.49%	5.70%

Allowance for loan losses as a percentage of non-performing loans, excluding loans held for sale	63.34%	45.17%

Allowances for loan losses as a percentage of non-performing assets	43.86%	38.71%

Net loan charge-offs as a percentage of average loans for six months ended June 30	0.98%(A)	0.30%(A)

Non-performing assets:
Non-accrual loans
Loans receivable held for investment	$16,702	$39,533
Loans receivable held for sale	1,905	5,207
Total non-accrual loans	18,607	44,740
Loans delinquent 90 days or more and still accruing	—	—
Real estate acquired through foreclosure	6,227	3,530
Total non-performing assets	$24,834	$48,270

	Three Months ended June 30,		Six Months ended June 30,
	2013	2012	2013	2012
Performance Ratios:
Return on average assets	(0.26)%(A)	1.69%(A)	(0.46)%(A)	0.91%(A)
Return on average equity	(5.43)%(A)	36.54%(A)	(9.77)%(A)	19.97%(A)
Average equity to average assets	4.72%	4.62%	4.76%	4.56%
Non-interest expense to average assets	3.65%(A)	3.62%(A)	3.73%(A)	3.23%(A)
Efficiency ratio (1)	100.20%	50.27%	102.48%	58.76%
Net interest rate spread (2)	3.23%(A)	3.45%(A)	3.10%(A)	3.52%(A)
Net interest rate margin (3)	3.27%(A)	3.53%(A)	3.15%(A)	3.60%(A)

(1)         Efficiency ratio represents non-interest expense (less provision for losses) divided by net interest income before provision for loan losses plus non-interest income.

(2)         Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)         Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

(A)       Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2013	2012	2013	2012
Total assets	$345,199	$390,931	$345,199	$390,931
Total gross loans, excluding loans held for sale	$235,411	$313,094	$235,411	$313,094
Total equity	$16,589	$19,663	$16,589	$19,663
Average assets	$356,193	$402,066	$363,189	$406,719
Average loans	$252,608	$334,268	$263,502	$340,035
Average equity	$16,804	$18,578	$17,276	$18,535
Average interest-earning assets	$338,937	$395,259	$346,715	$398,452
Average interest-bearing liabilities	$331,342	$376,729	$337,473	$381,359
Net income (loss)	$(228)	$1,697	$(844)	$1,851
Total income	$3,022	$6,214	$5,931	$10,323
Non-interest expense	$3,249	$3,643	$6,769	$6,564
Efficiency ratio	100.20%	50.27%	102.48%	58.76%
Non-accrual loans	$18,607	$44,740	$18,607	$44,740
REO, net	$6,227	$3,530	$6,227	$3,530
ALLL	$10,579	$17,856	$10,579	$17,856
Allowance for loss on loans held for sale	$314	$628	$314	$628
REO-Allowance	$—	$201	$—	$201
Interest income	$4,062	$5,185	$8,086	$10,679
Interest expense	$1,294	$1,695	$2,630	$3,503
Net interest income	$2,768	$3,490	$5,456	$7,176
Net loans charge-offs (recoveries)	$(129)	$(2)	$1,290	$504